Exhibit 99.1

Press Release

BIOPHARMX CORPORATION SECURES UP TO $12 MILLION IN

PRIVATE PLACEMENT

Includes $2 Million In Funding Subject To Company Achieving Certain Milestones

MENLO PARK, Calif., November 10, 2014 – BioPharmX Corporation (OTCQB: BPMX), a biotechnology company focused on the development of novel drug delivery products to address unmet needs in large, well-defined and underserved markets, announced that the Company has secured up to $12 million in a Series A private placement (Series A). The $12 million in total funding secured includes convertible notes previously converted to common shares, as well as the Series A private placement, which was completed in a series of closings that occurred between May 2014 and November 2014. The total amount includes $2 million in funding subject to the company achieving certain milestones. The proceeds are being used to advance the Company’s pipeline of products in the fields of women’s health and dermatology and to fund the near-term launch and commercialization of the Company’s women’s health product. The Series A private placement was led by Korea Investment Partners (KIP), which is now represented on BioPharmX’s board of directors, and complemented by a combination of accredited institutional investors and high-net worth private individuals.

“We believe that the support of these investors validates the value and marketability of our product pipeline,” said Jim Pekarsky, chief executive officer and co-founder of BioPharmX Corporation. “The capital raised is being used in part to support commercialization of the company’s initial women’s health product and to further advance research and clinical development efforts for our future pipeline of prescription drug and OTC products.”

“We are delighted to partner with BioPharmX as they continue to develop innovative drug-delivery technologies to address unmet needs in large well-defined markets such as women’s health and dermatology,” said Ping Wang, Principal of Korea Investment Partners. “With BioPharmX’s solid management team, strong intellectual property portfolio and robust pipeline of products, we believe the company has excellent growth potential.”

About BioPharmX Corporation

BioPharmX Corporation (OTCQB: BPMX) is a Silicon Valley-based biotechnology company, which seeks to provide innovative products through unique, proprietary platform technologies for prescription, over-the-counter (“OTC”), and supplement applications in the fast-growing health and wellness markets, including women’s health, dermatology, and otolaryngology (ears, nose & throat). To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statements

Statements in this news release relating to the business of BioPharmX, which are not historical facts, are "forward-looking statements." These forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” or similar expressions that are intended to identify such forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company’s filings with the Securities and Exchange Commission (SEC). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

[Editor's note: See also today's news release entitled, "BioPharmX Corporation Announces Appointment of Ping Wang of Korea Investment Partners to Board of Directors"]

BioPharmX is a trademark of BioPharmX Corporation.

Contact:

Nina Brauer, Marketing Communications Manager, BioPharmX Corporation

P: 650-889-5030

investors@biopharmx.com